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                                                                    EXHIBIT 99.2


[WEATHERFORD INTERNATIONAL, INC. LOGO]                              NEWS RELEASE


                           WEATHERFORD ACQUIRES ORWELL
            o SIGNIFICANT EXPANSION IN GROWING INTERNATIONAL MARKETS

HOUSTON, April 23, 2001 - - Weatherford International, Inc. (NYSE: WFT) announced today that it has acquired Orwell Group plc. Orwell, based in Aberdeen, Scotland, is an international provider of oilfield services for drilling, fishing, remediation and marine applications. Under the terms of the agreement, Weatherford is buying Orwell for approximately $250 million, consisting of 3.37 million shares of Weatherford common stock and $85 million in assumed debt.

The acquisition's rationale is threefold. First, the acquisition provides for significant consolidation savings. Second, Orwell increases Weatherford's stake in international markets, particularly the North Sea, Middle East and Asia Pacific, early in their cycle. Last, Orwell adds spare equipment capacity at a time when Weatherford is working to gear up for anticipated growth in its international markets.

Included within Orwell are three segments: (1) drilling solutions, including fishing, well installation, services and specialty rentals (2) well services, including coiled tubing and wireline services, and (3) marine services, including mooring systems and pipeline commissioning. These operations will be integrated into Weatherford's Drilling & Intervention Services division.

Houston-based Weatherford International, Inc. (HTTP://WWW.WEATHERFORD.COM) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs approximately 11,500 people worldwide.

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Contact:  Don Galletly              (713) 693-4148